Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995	N E W S

Cimarex Reports First-Quarter 2009 Financial Results

DENVER, May 5, 2009 - Cimarex Energy Co. (NYSE: XEC) today reported first-quarter 2009 financial and operating results.  For the quarter, Cimarex reported a net loss of $494.1 million, or $6.05 per share.  This compares to first-quarter 2008 earnings of $149.5 million, or $1.73 per diluted share.

Adjusted net income for the first-quarter 2009 was $7.7 million, or $0.09 per diluted share, which excludes a non-cash ceiling test impairment of oil and gas properties of $501.8 million after-tax(1&2).  Lower gas prices resulted in the full-cost write-down of oil and gas properties.

Revenues from oil and gas sales in the first quarter of 2009 were $197.2 million, compared to $454.4 million in the same period of 2008.  First-quarter 2009 cash flow from operations totaled $133.2 million versus $334.8 million in the same period of 2008(2).

The decrease in first-quarter 2009 revenues, earnings and cash flow is primarily a result of lower oil and gas prices.    First-quarter 2009 gas prices decreased 54% to $3.83 per thousand cubic feet (Mcf) and oil fell 62% to $35.70 per barrel from the same period of 2008.

First-quarter 2009 daily oil and gas production averaged 489.0 million cubic feet equivalent per day (MMcfe/d), up 3% from the first-quarter 2008 average of 476.2 MMcfe/d.  First-quarter 2009 oil production grew 10% over last year’s first-quarter to an average of 25,086 barrels per day.  Gas production in the latest quarter averaged 338.5 million cubic feet per day (MMcf/d), flat with the first-quarter 2008 average of 339.7 MMcf/d.

The increase in oil production stems from completing horizontal oil wells in the Permian Basin which were carry-over activity from 2008.  Flat year-over-year gas production reflects an overall reduction in drilling and completion activity.  As a result of weakening commodity prices, Cimarex has continued to scale back drilling. During March 2009, the company was operating just three drilling rigs, down from 43 during the third quarter of 2008 and 22 at year-end.

Capital
First-quarter 2009 exploration and development capital totaled $142.0 million as compared to $307.0 million in the first quarter of 2008.  In the first quarter of 2009, Cimarex drilled 41 gross (24 net) wells, completing 95% as producers.  The sharply reduced operated rig count resulted in drilling 68% fewer wells in the first quarter of 2009 as compared to 2008.

Currently, Cimarex has three operated rigs drilling in the Anadarko-Woodford shale Cana play and one drilling in the Gulf Coast.   Exploration and development capital investment for the remainder of 2009 is targeted to be generally within cash flow.  At the present time, based on current market prices and service costs we would expect that 2009 capital expenditures to range from $400-$600 million.

Other
Cimarex entered into Mid-Continent natural gas collar contracts for April through December 2009 covering on average approximately 148,000 MMBtu per day.  The Mid-Continent collars have a floor of $3.00 per MMBtu and a ceiling of $5.00 per MMBtu.   These contracts cover roughly half of Cimarex’s projected 2009 gas production over that period.

In April 2009, Cimarex closed on a new three-year senior secured revolving credit facility. The new credit facility increases bank commitments from $500 million to $800 million.  The borrowing base was unchanged at $1 billion.  At March 31, 2009, Cimarex had $345 million of borrowings outstanding under its revolving credit facility.  Total long-term debt at the end of the first quarter, was $712.7 million, with a debt to total capitalization ratio of 28% (3).

(1)
Cimarex uses the full-cost method of accounting for its oil and gas properties.  At the end of each quarter, we make a full-cost ceiling limitation calculation, whereby net capitalized costs related to proved properties less associated deferred income taxes may not exceed the amount of the present value discounted at ten percent of estimated future net revenues from proved reserves less estimated future production and development costs and related income tax expense. Future net revenues used in the calculation of the full-cost ceiling limitation are determined based on period end oil and gas prices.  If net capitalized costs subject to amortization are greater than the ceiling limit, then the excess is charged to expense.

(2)	Adjusted net income and related per share amounts and cash flow from operations are non-GAAP financial measures. See below for a reconciliation of the related amounts.

(3)
Reconciliation of debt to total capitalization, which is a non-GAAP measure, is:  long-term debt of $712.7 million divided by long-term debt of $712.7 million plus stockholders’ equity of $1,854.0 million.

Outlook
With a slowdown in our drilling activity, second-quarter 2009 production is projected to range between 444-456 MMcfe/d.  Our full-year 2009 production estimate is unchanged from our previous guidance and is projected to be in the range of 440-460 MMcfe/d.

Expenses for the remainder of 2009 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.20 - $1.30
Transportation expense	0.17 - 0.22
DD&A and ARO accretion	1.40 - 1.70
General and administrative expense	0.22 - 0.28
Taxes other than income (% of oil and gas revenue)	7.0% - 8.0%

Conference call and web cast
Cimarex will host a follow-up conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (888) 603-6873 and reference call ID # 96176946 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 96176946.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

RECONCILIATION OF ADJUSTED NET INCOME AND PER SHARE AMOUNTS

	For the Three Months Ended
	March 31,
	2009	2008
	(in thousands, except per share data)

Net income (loss)	$(494,100)	$149,538
Impairment of oil and gas properties, net of tax	501,783	—
Adjusted net income	$7,683	$149,538

Attributable to common stockholders (1):
Net income (loss)	$(494,100)	$149,538
Impairment of oil and gas properties, net of tax	501,783	-
Less dividends to unvested shares and restricted stock units	(135)	(129)
Less earnings attributable to unvested shares and restricted stock units	(71)	(3,718)
Adjusted earnings to common stockholders	$7,477	$145,691

Diluted earnings (loss) per share to common stockholders (1) (2)	$(6.05)	$1.73

Adjusted diluted earnings per share to common stockholders (1) (2)	$0.09	$1.73

Diluted common shares outstanding (1) (2)	81,684	84,087
Adjusted diluted common shares outstanding (1) (2)	81,938	84,087

Adjusted net income and adjusted earnings per diluted share exclude the impairment of oil and gas properties because management believes these items affect the comparability of operating results. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because:

a) Management uses adjusted net income to evaluate the company's operational trends and performance relative to other oil and gas exploration and production companies.

b) Adjusted net income is more comparable to earnings estimates provided by research analysts.

(1)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities".  The FSP requires that all unvested share-based payment awards that contain non-forfeitable rights to dividends should be included in computing earnings per share using the two-class earnings allocation method. Prior-year earnings per share numbers have been adjusted retrospectively on a basis consistent with 2009 reporting.

(2)	Amounts shown exclude amounts attributable to unvested shares and units which are "participating securities".

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended
	March 31,
	2009	2008
	(in thousands)

Net cash provided by operating activities	$82,556	$315,245
Change in operating assets and liabilities	50,665	19,517

Cash flow from operations	$133,221	$334,762

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended
	March 31,
	2009	2008

Total production - Mcf	30,465,337	30,909,539
Gas volume - Mcf per day	338,504	339,665
Gas price - per Mcf (before hedge effect)	$3.83	$8.35
Effect of hedges	$0.00	$0.03
Gas price - per Mcf (after hedge effect)	$3.83	$8.38

Total production - barrels	2,257,717	2,070,857
Oil volume - barrels per day	25,086	22,757
Oil price - per barrel	$35.70	$94.38

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended
	March 31,
	2009	2008
	(in thousands)

Acquisitions:
Proved	$75	$1,045
Unproved	—	—
	75	1,045

Exploration and development:
Land and Seismic	16,279	23,171
Exploration and development	125,752	283,784
	142,031	306,955

Sale proceeds:
Proved	(730)	—
Unproved	(3,034)	—
	(3,764)	—

	$138,342	$308,000

CONDENSED STATEMENTS OF OPERATIONS (unaudited)
	For the Three Months Ended
	March 31,
	2009	2008 (1)
	(In thousands, except per share data)

Revenues:
Gas sales	$116,624	$258,955
Oil sales	80,605	195,450
Gas gathering, processing and other	11,070	21,838
Gas marketing, net	880	967
	209,179	477,210
Costs and expenses:
Impairment of oil and gas properties	791,137	—
Depreciation, depletion and amortization	89,666	125,556
Asset retirement obligation	2,545	1,594
Production	50,414	52,052
Transportation	8,709	8,309
Gas gathering and processing	5,106	10,175
Taxes other than income	15,545	30,607
General and administrative	7,762	11,584
Stock compensation, net	2,257	2,275
Unrealized gain on derivative instruments	(102)	—
Other operating, net	10,092	1,036
	983,131	243,188

Operating income (loss)	(773,952)	234,022

Other (income) and expense:
Interest expense	8,267	8,697
Capitalized interest	(5,513)	(4,606)
Other, net	2,355	(3,017)

Income (loss) before income tax	(779,061)	232,948
Income tax expense (benefit)	(284,961)	83,410

Net income (loss)	$(494,100)	$149,538

Earnings (loss) per share to common stockholders (2):
Basic	$(6.05)	$1.79
Diluted	$(6.05)	$1.73

Dividends per share	$0.06	$0.06

(1)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board's (FASB) Staff Position (No. APB 14-1), Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.47 million applied retrospectively to the first quarter of 2008. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

(2)
Effective January 1, 2009, we adopted the FASB's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities".  The FSP requires that all unvested share-based payment awards that contain non-forfeitable rights to dividends should be included in computing earnings per share using the two-class earnings allocation method. Prior-year earnings per share numbers have been adjusted retrospectively on a basis consistent with 2009 reporting. Amounts shown exclude amounts attributable to unvested shares and units which are "participating securities".

CONDENSED STATEMENTS OF EARNINGS PER SHARE (unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
	(In thousands, except per share data)

Attributable to common stockholders (1):
Net income (loss)	$(494,100)	$149,538
Less dividends to unvested shares and restricted stock units	(136)	(133)
Less earnings attributable to unvested shares and restricted stock units	— (2)	(3,840)
Earnings (loss) to common stockholders (3)	(494,236)	145,565

Earnings (loss) to common stockholders (3):
Basic
Undistributed	$(499,138)	$140,685
Distributed (dividends)	4,902	4,880
Earnings (loss)	(494,236)	145,565

Diluted
Basic undistributed	$(499,138)	$140,685
Adjustment for dilution	— (2)	122
Undistributed	(499,138)	140,807
Distributed (dividends)	4,902	4,884
Earnings (loss)	$(494,236)	$145,691

Earnings (loss) per share to common stockholders (3):
Basic
Undistributed	$(6.11)	$1.73
Distributed (dividends)	0.06	0.06
Total	$(6.05)	$1.79

Diluted
Undistributed	$(6.11)	$1.67
Distributed (dividends)	0.06	0.06
Total	$(6.05)	$1.73

Shares attributable to common stockholders (3):
Common shares outstanding	81,684	81,333
Diluted common shares outstanding (2)	81,684	84,087

(1)
Effective January 1, 2009, we adopted the FASB's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities".  The FSP requires that all unvested share-based payment awards that contain non-forfeitable rights to dividends should be included in computing earnings per share using the two-class earnings allocation method. Prior-year earnings per share numbers have been adjusted retrospectively on a basis consistent with 2009 reporting.

(2)	Neither potential common shares nor the effects of unvested shares and restricted stock units are included in the diluted computations when a loss from continuing operations exist.

(3)	Amounts shown exclude amounts attributable to unvested shares and units which are "participating securities".

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended March 31,
	2009	2008 (1)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(494,100)	$149,538
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Impairment of oil and gas properties	791,137	—
Depreciation, depletion and amortization	89,666	125,556
Asset retirement obligation	2,545	1,594
Deferred income taxes	(269,752)	55,492
Stock compensation, net	2,257	2,275
Unrealized gain on derivative instruments	(102)	—
Changes in non-current assets and liabilities	4,426	62
Other	7,144	245
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	87,231	(40,649)
Increase in other current assets	(19,319)	(6,437)
Increase (decrease) in accounts payable and
accrued liabilities	(118,577)	27,569
Net cash provided by operating activities	82,556	315,245
Cash flows from investing activities:
Oil and gas expenditures	(197,549)	(284,281)
Proceeds from sale of assets	3,824	104
Sales of short-term investments	923	5,000
Other expenditures	(7,967)	(8,994)
Net cash used by investing activities	(200,769)	(288,171)
Cash flows from financing activities:
Net increase (decrease) in bank debt	125,000	—
Financing costs incurred	(2)	—
Dividends paid	(5,040)	(4,953)
Issuance of common stock and other	—	2,116
Net cash provided by (used in) financing activities	119,958	(2,837)
Net change in cash and cash equivalents	1,745	24,237
Cash and cash equivalents at beginning of period	1,213	123,050
Cash and cash equivalents at end of period	$2,958	$147,287

(1)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board's (FASB) Staff Position (No. APB 14-1), Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.47 million applied retrospectively to the first quarter of 2008. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

BALANCE SHEETS (unaudited)

	March 31,	December 31,
	2009	2008 (1)
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$2,958	$1,213
Restricted cash	502	502
Short-term investments	1,610	2,502
Receivables, net	171,851	259,082
Inventories	208,027	186,062
Deferred income taxes	6,282	2,435
Derivative instruments	6,736	—
Other current assets	53,868	63,148
Total current assets	451,834	514,944
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	7,240,166	7,052,464
Unproved properties and properties under development, not being amortized	416,646	465,638
	7,656,812	7,518,102
Less – accumulated depreciation, depletion and amortization	(5,591,584)	(4,709,597)
Net oil and gas properties	2,065,228	2,808,505
Fixed assets, net	122,837	119,616
Goodwill	691,432	691,432
Other assets, net	29,229	30,436
	$3,360,560	$4,164,933
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,579	$101,157
Accrued liabilities	178,230	263,994
Revenue payable	84,359	104,438
Total current liabilities	298,168	469,589
Long-term debt	712,672	587,630
Deferred income taxes	235,147	500,945
Other liabilities	260,540	255,122
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 84,181,876 and 84,144,024 shares issued, respectively	842	841
Treasury stock, at cost, 885,392 and 885,392 shares held, respectively	(33,344)	(33,344)
Paid-in capital	1,876,127	1,874,834
Retained earnings	11,128	510,271
Accumulated other comprehensive loss	(720)	(955)
	1,854,033	2,351,647
	$3,360,560	$4,164,933

(1)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board's (FASB) Staff Position (No. APB 14-1), Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement. The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.47 million applied retrospectively to the first quarter of 2008. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.